UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2006

RICA FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0-18222	87-0432572
(Commission file number)	(I.R.S. Employer Identification No.)

From Intel Office, 800 meters West, 200 meters North and 300 meters West

City La Ribera de Belen, Heredia, Costa Rica

(Address of principal executive offices)

(506) 298-1880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 28, 2006, Rica Foods, Inc. (the “Company”) received a notice (the “AMEX Notice”) from the staff of the American Stock Exchange (the “AMEX”), the national securities exchange that maintains the principal listing for the Company’s common stock, that, in light of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, the Company has triggered an additional instance of non-compliance under Sections 134 and Sections 1101 of the AMEX Company Guide (the “Additional Deficiency”).

As previously disclosed on Form 8-K, the Staff of the AMEX has determined to proceed with the filing of an application with the Securities and Exchange Commission to strike the Company’s common stock from listing and registration on the AMEX based upon the Company’s non-compliance with certain of the AMEX listing standards previously disclosed by the Company (the “Staff Determination”).

The Company has appealed the Staff Determination and an appeal hearing is scheduled before an AMEX Listing Qualifications Panel. Pursuant to the AMEX Notice, the Staff has indicated that the Additional Deficiency will be considered at the Company’s scheduled appeal hearing.

There can be no assurances that the Listing Panel will grant the relief sought by the Company or, if such relief is granted by the Listing Panel, the Company will be able to implement its plan of compliance consistent with the relief sought. If the Panel does not grant the relief sought by the Company, the Company anticipates its common stock will be de-listed from the AMEX. In such event, the Company may (i) seek quotation of its securities on the OTC Bulletin Board if and when the Company has regained compliance with its reporting requirements under the Securities and Exchange Act of 1934, as amended and/or (ii) seek quotation of its securities on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, to the extent market makers demonstrate an interest in trading in the Company’s common stock. However, the Company can give no assurance that trading in its stock will continue on the OTC Bulleting Board, the Pink Sheets or in any other forum.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1	Press Release dated March 6, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2006

RICA FOODS, INC.

By:	/s/ Gustavo Barboza
Name:	Gustavo Barboza
Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
Exhibit 99.1	Press Release dated March 6, 2006